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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION
                    (HOUSEHOLD AUTO RECEIVABLES CORPORATION)

      Household auto Receivables Corporation, a corporation organized and existing under the Nevada Revised Statutes (the "Corporation"), does hereby certify:

      FIRST: That the Board of Directors of the Corporation by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation.

      "RESOLVED, that the FOURTH of the Certificate of Incorporation of the Corporation be amended by deleting and restating the first paragraph of such Article to read as follows:

      FOURTH: The amount of the total authorized capital stock of the Corporation is One Thousand Thirty Dollars ($1030.00) consisting of One Thousand shares of a class of common stock of the par value of One Dollar ($1.00) designated a Common Stock and Thirty Shares (30) of a class of special voting preferred of the par value of ($1.00) designated as Class SV Preferred Stock.

      SECOND: That the number of shares of the corporation outstanding and entitled to vote on an amendment of the article of incorporation is 1,000; that the said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

      THIRD: That the stockholders have waived the requirement of notice for a special stockholders meeting and have unanimously consented to said amendment in accordance with the provision of Section 78.390 of the Nevada Revised Statutes.

      FOURTH: That the aforesaid amendment of the Articles of Incorporation, set forth in Paragraph FIRST hereinabove, has been duly adopted in accordance with the provision of Section 78.390 of the Nevada Revised Statutes.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by S.H. Smith, its Vice President, Assistant Treasurer and Director, and by J. W. Blenke, its Vice President and Secretary, this 11th day of January, 2001.

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                                      HOUSEHOLD AUTO RECEIVABLES CORPORATION


                                      BY: /s/ S. H. Smith
                                          -------------------------------------
                                           S. H. Smith


                                      BY: /s/ J. W. Blenke
                                          -------------------------------------
                                           J. W. Blenke

         STATE OF ILLINOIS)

                          )

         COUNTY OF COOK)

      On January 11, 2001 personally appeared before me, Darcie J. Oakes, a Notary Public, S. H. Smith and J. W. Blenke, who acknowledged that they executed the above instrument.


/s/ Darcia J. Oakes
-------------------

                                 (Notary Public)

                                  Official Seal
                                  Darcie J. Oakes
                                  Notary Public, State if Illinois
                                  My Commission Expires 11-21-2001